Exhibit  3.1 Certificate of Amendment

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Avitar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

     FIRST:  That by  unanimous  written  consent of the Board of  Directors  of Avitar, Inc., resolutions were duly adopted setting forth proposed an amendment of the Certificate of Incorporation of said corporation,  declaring said amendment to be advisable and calling a meeting of the  stockholders  of said  corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

     RESOLVED, that the Certificate of Incorporation of this  corporation  be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

          FOURTH:  The total  number of  shares of stock  which the  corporation shall have authority to issue is Eight Hundred Five Million (805,000,000), of which Eight Hundred Million  (800,000,000)  shares shall be Common Stock, par value  $.01  per  share,  and  Five  Million  (5,000,000)  shares  shall be Preferred Stock, par value $.001 per share.

     SECOND: That thereafter, pursuant to resolutions of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which  meeting  the  necessary  number of shares as required by statute were voting in favor of the amendment.

     THIRD:  That said  amendment  was duly  adopted  in  accordance  with the provisions  of Section  242(c) of the  General  Corporation  Law of the State of Delaware.

     FOURTH:  That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said Avitar, Inc. has caused this certificate to be signed by Peter P.  Phildius, its Chairman and Chief Executive Officer, this
19th day of December, 2007.

By:      /s/ Peter P. Phildius
                                               Peter P. Phildius,
                                               Chairman & Chief Executive Office

ATTEST:

By: /s/ Jay C. Leatherman
     Jay C. Leatherman,
     Secretary